Tidal ETF Trust 485BPOS

Exhibit 99.(i)(xxxiv)

833 EAST MICHIGAN STREET, SUITE 1800 MILWAUKEE, WISCONSIN 53202-5615 tel • 414.273.3500 fax • 414.273.5198 www•GKLAW.COM

May 28, 2025

Tidal ETF Trust

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated February 11, 2022 regarding the sale of an unlimited number of shares of beneficial interest of the Residential REIT ETF (formerly, the Residential REIT Income ETF and the Home Appreciation U.S. REIT ETF), a series of Tidal ETF Trust (the “Trust”), and our opinion dated June 2, 2023 regarding the sale of an unlimited number of shares of beneficial interest of the Intelligent Real Estate ETF (formerly, the Private Real Estate Strategy via Liquid REITs ETF), a series of the Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Godfrey & Kahn, S.C. GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, GREEN BAY, APPLETON, AND EAU CLAIRE, WISCONSIN AND WASHINGTON, D.C.
GODFREY & KAHN IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.